Exhibit 99.1

U.S. Bank announces key leadership team changes

Kelligrew, Quinn to retire from positions; Dolan, Stern, Kedia, Philipson and Dominski take on broader roles

MINNEAPOLIS (April 12, 2023) – U.S. Bank announced several changes to its executive leadership team today to succeed two leaders who are leaving the company this summer.

“We are proud of our longstanding history of attracting, developing and supporting talented leaders who position us for the future,” said Andy Cecere, chairman, president and CEO of U.S. Bank. “That focus is what makes it possible for us to ensure strong succession plans are in place when leaders decide to pursue new paths in their lives for personal and professional reasons. It is why I’m confident we will continue to grow, create value and serve customers without disruption when leadership changes happen – as they will during the next few months.”

Kate Quinn, vice chair and chief administrative officer, and Jim Kelligrew, vice chair of corporate and commercial banking, will be retiring from their positions in the company June 30 after making significant contributions to the bank during their tenures. Quinn, 58, has advanced the company strategically and reputationally on many fronts since joining U.S. Bank in 2013. She was repeatedly honored as one of the most powerful women in the banking industry. Kelligrew, 57, leaves the bank after 14 years of service. He led the company’s corporate and commercial banking team through rapid growth, expanded the bank’s capabilities and product offerings, and excelled at building strong customer relationships.

“Kate and Jim have dedicated their time, talent and leadership to the bank in many ways during the years, and we fully support their decisions to begin the next chapters in their lives. I appreciate their service and partnership, and I am grateful for how they have positioned us for growth and ongoing success,” Cecere said. “We have a strong succession plan in place for normal leadership changes such as these, and we will build on the foundations they have created to accelerate our future strategy.”

Terry Dolan, 61, is expected to take on a broader role as vice chair and chief administration officer, succeeding Quinn, in addition to his current responsibilities as chief financial officer. He has served as the company’s CFO since 2016, after leading the company’s wealth management and investment services division.

John Stern, 44, will be promoted to senior executive vice president and head of finance in May and is expected to become CFO September 1. He will join the company’s managing committee and report to Dolan, and the two will be working closely together to ensure a smooth transition. Stern is currently the president of the company’s global corporate trust and custody business and was previously the corporate treasurer for nearly eight years.

Gunjan Kedia, 52, will assume an expanded leadership role, overseeing a combined wealth management and investment services and corporate and commercial banking organization. Kedia is a company vice chair and has been with U.S. Bank, leading wealth management and investment services, since 2016.

Also joining the company’s managing committee as senior executive vice presidents will be Reba Dominski and Stephen Philipson. Dominski, 52, is executive vice president and chief corporate social responsibility officer. She will report to Dolan. Philipson, 44, is executive vice president and head of commercial product groups. He will report to Kedia and assume broader leadership responsibilities in addition to his current role.

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About U.S. Bank

U.S. Bancorp, with approximately 77,000 employees and $675 billion in assets as of December 31, 2022, is the parent company of U.S. Bank National Association. The Minneapolis-based company serves millions of customers locally, nationally and globally through a diversified mix of businesses: Consumer and Business Banking; Payment Services; Corporate and Commercial Banking; and Wealth Management and Investment Services. Union Bank, consisting primarily of retail banking branches on the West Coast, joined U.S. Bancorp in 2022. The company has been recognized for its approach to digital innovation, social responsibility, and customer service, including being named one of the 2022 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

U.S. Bank Public

Contacts

Investors:

George Andersen, Director of Investor Relations, U.S. Bancorp Investor Relations

612.303.3620; george.andersen@usbank.com

Media:

Jeff Shelman, U.S. Bancorp Public Affairs and Communications

612.303.9933; jeffrey.shelman@usbank.com

U.S. Bank Public